AMERICAN SKANDIA ADVISOR FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


             AMERICAN  SKANDIA  ADVISOR  FUNDS,  INC.,  a Maryland  corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended as follows:

                     (1) Article SIXTH subsection (a) of the Charter is amended in its entirety to read as follows:

                     (a) The total  number of shares of stock of all classes and series which the Corporation has authority to issue is five billion, five hundred million (5,500,000,000) shares of capital stock (par value $.001 per share), amounting in aggregate par value to five million, five hundred thousand ($5,500,000). All of the authorized shares of capital stock of the Corporation are initially classified as "Common Stock" of which two hundred and fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Founders International Small Capitalization Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF T.
              Rowe Price International Equity Fund," two million two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Founders Small Capitalization Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF T. Rowe Price Small Company Value Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Janus Capital Growth Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF INVESCO Equity Income Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF American Century Strategic Balanced Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Federated High Yield Bond Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Total Return Bond Fund," and two billion, five hundred million (2,500,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF JPM Money Market Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Janus Overseas Growth Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Robertson Stephens Value + Growth Fund," two hundred fifty million (250,000,000) shares are further initially classified as a series of Common Stock designated the "ASAF Lord Abbett Growth and Income Fund." The ASAF Founders International Small Capitalization Fund, ASAF T. Rowe Price International Equity Fund, ASAF Founders Small Capitalization Fund, ASAF T. Rowe Price Small Company Value Fund, ASAF Janus Capital Growth Fund, ASAF INVESCO Equity Income Fund, ASAF American Century Strategic Balanced Fund, ASAF Federated High Yield Bond Fund, ASAF Total Return Bond Fund, ASAF JPM Money Market Fund, ASAF Janus Overseas Growth Fund, ASAF Robertson Stephens Value + Growth Fund and ASAF Lord Abbett Growth and Income Fund and any other series of Common Stock which is preferred over all other series in respect of the assets belonging to that series as hereinafter provided are referred to individually as a "Fund" and collectively as the "Funds." Each Fund shall initially have four classes of shares, designated Class A, Class B, Class C and Class X Shares. The number of authorized shares of each such class of a particular Fund shall consist at any time of the sum of (x) the outstanding shares of that class of that fund and (y) one fourth of the authorized but unissued shares of all classes of that Fund; provided, however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class B, Class C and Class X shares of any Fund shall not exceed the authorized number of shares of the Fund. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

             SECOND: (a) As of immediately before the amendment the total number of shares of stock of all classes which the Corporation has authority to issue is forty million (40,000,000) shares, all of which are Common Stock (par value $.001 per share).

                  (b) As amended the total number of shares of stock of all classes which the Corporation has authority to issue is five billion, five hundred million (5,500,000) shares, all of which are Common Stock (par value $.001 per share).

     (c) The aggregate par value of all shares having a par value is $40,000 before the amendment and $5,500,000 as amended.

                  (d) The shares of stock of the Corporation are divided into classes, and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption are not changed by this amendment.

             THIRD: The Corporation is a registered open-end company under the Investment Company Act of 1940, as amended. Pursuant to Article 2-208.1 of the Corporation and Associations Article Title of the Annotated Code of Maryland, the foregoing amendment to the Charter of the Corporation has been approved by the Board of Directors of the Corporation.

     IN WITNESS WHEREOF, AMERICAN SKANDIA ADVISOR FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on December 29, 1997.



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WITNESS:                                 AMERICAN SKANDIA ADVISOR FUNDS, INC.




/s/Eric C. Freed                         By: /s/Gordon C. Boronow
Secretary                                    Vice President




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             THE UNDERSIGNED,  Vice President of American Skandia Advisor Funds,
Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                                         /s/Gordon C. Boronow
                                                         Vice President